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Exhibit 23.7

CONSENT OF ESG Aviation Services and The Airline Monitor

As an aviation market analysis firm, we hereby consent to the use of any data contained in this Registration Statement (Registration No. 333-134669) on Form S-1, as amended, which references our firm as the source of such data and to all references to our firm included in such Registration Statement. We also consent to the reference to us under the heading ‘‘Experts’’ in the Registration Statement.

/s/ Edmund S. Greenslet
Edmund S. Greenslet
Founder

ESG Aviation Services and The Airline Monitor
Ponte Vedra Beach, Florida
July 5, 2006